                                                                      EXHIBIT 7
                        THERMO INSTRUMENT SYSTEMS INC.
                                81 Wyman Street
                             Post Office Box 9046
                       Waltham, Massachusetts 02454-9046

                                                                    May 5, 2000

Dear Shareholder:

   On April 24, 2000, Thermo Electron Corporation ("Thermo Electron") commenced an exchange offer to acquire all of the issued and outstanding shares of common stock of Thermo Instrument Systems Inc. (the "Company") not currently owned by Thermo Electron (the "Offer") at an exchange ratio of 0.85 shares of Thermo Electron common stock for each share of the Company's common stock.

   As a result of the potential conflict of interest among the members of the Company's Board of Directors, other than the undersigned, and Thermo Electron by virtue of Thermo Electron's majority ownership of the Company, the Company's Board of Directors appointed the undersigned as a one-member independent Special Committee to respond to the Offer. Based on the factors considered by the Special Committee and set forth in the attached Solicitation/Recommendation Statement on Schedule 14D-9 (the "Schedule 14D-9"), which was filed today with the Securities and Exchange Commission, the Special Committee is recommending that shareholders accept the Offer and tender their shares of common stock of the Company pursuant to the Offer.

   You should make your decision as to whether or not to tender your shares based on all of the information available to you, including the factors considered by the Special Committee and described in the Schedule 14D-9, and, to that end, the Special Committee strongly urges that you read the enclosed materials carefully and in their entirety.

                                          Very truly yours,

                                          /s/ Polyvios C. Vintiadis

                                          Sole Member of the Special Committee
                                           of the Board
                                          of Directors of Thermo Instrument
                                           Systems Inc.